Exhibit 99.1

CONTACT:	CONTACT:
Stephen M. Rownd	Ignacio Munoz
Green Bankshares, Inc.	North American Financial Holdings, Inc.
Phone: 423-278-3323	Phone: 212-906-0754
Tennessee Market President	Email: imunoz@nafhinc.com

FOR IMMEDIATE RELEASE

North American Financial Holdings Completes $217 Million Investment in Green Bankshares

CHARLOTTE, NC – September 7, 2011: North American Financial Holdings, Inc., (“NAFH”), a Miami-based national bank holding company, and Green Bankshares, Inc. (NASDAQ: GRNB)(the “Company”) announced today the closing of the previously announced investment in the Company by NAFH of approximately $217 million through the purchase of the Company’s common stock.  In addition, the Company’s shareholders as of the close of business on September 6, 2011, received contingent value rights (“CVRs”) that entitle such shareholders to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of GreenBank’s loan portfolio as of May 5, 2011.  As a result of the consummation of the investment, NAFH owns approximately 90% of the Company’s common stock.

“We are pleased to be completing this investment and to begin what we believe will be a great partnership with the GreenBank franchise,” said Gene Taylor, NAFH Chairman and Chief Executive Officer.  “We believe that GreenBank has a long history of providing value to its customers and we want to continue this tradition alongside our other operations in the Southeast.”

Steve Rownd, former Chairman and Chief Executive Officer of GreenBank and now Tennessee Market President for Capital Bank, said “We are excited to become a part of the NAFH family.  The significant investment by NAFH will allow GreenBank to build on its tradition of service to our customers, while providing new opportunities for our team members.”

In connection with the iclosing of NAFH's nvestment, GreenBank was merged with NAFH’s banking subsidiary, Capital Bank, National Association.  In addition, Mr. Taylor was appointed Chairman of the Board, President and Chief Executive Officer of the Company, Mr. Christopher G. Marshall was appointed Executive Vice President and Chief Financial Officer of the Company, Mr. R. Bruce Singletary was appointed Executive Vice President and Chief Risk Officer of the Company.  In addition, Mr. Taylor, Mr. Marshall, Mr. Singletary, Mr. Peter N. Foss and Mr. William A. Hodges were appointed to the Board of Directors of the Company. Ms. Martha M. Bachman and Dr. Samuel E. Lynch will remain on the Board of Directors of the Company and have been appointed to the Board of Directors of Capital Bank.  The other existing directors of the Company resigned their positions as directors effective upon closing of NAFH's investment in the Company.

In connection with the closing of the investment, NAFH today completed the purchase of all 72,278 shares of preferred stock issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company's common stock for total cash consideration of approximately $68.7 million.

Wachtell, Lipton, Rosen & Katz acted as legal advisor for NAFH. Keefe, Bruyette & Woods, Inc. served as financial advisor to Green Bankshares and Bass, Berry & Sims PLC served as legal advisor to Green Bankshares.

About NAFH

North American Financial Holdings, Inc. is a national bank holding company that was incorporated in the State of Delaware in 2009.  NAFH has previously invested in TIB Financial Corp., MetroBank of Dade Country, Turnberry Bank, First National Bank of the South and Capital Bank Corporation.  Together with GreenBank, North American Financial Holdings will operate 146 branches in five states and have total assets of approximately $7 billion.

About Green Bankshares, Inc.

Greeneville, Tennessee-based Green Bankshares, Inc., with total assets of approximately $2.3 billion at June 30, 2011, was, prior to GreenBank's merger with Capital Bank, the holding company for GreenBank, which traced its origin to 1890, GreenBank's 63 branches, located across East and Middle Tennessee, and one branch in each of Bristol, Virginia, and Hot Springs, North Carolina, are now Capital Bank branches. The GreenBank franchise also provides wealth management services through its GreenWealth Division and residential mortgage lending through its Mortgage Division. It also conducted separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in automobile lending; and Fairway Title Co., a title insurance company.  These businesses are now wholly-owned subsidiaries of Capital Bank.

Cautionary Statement

The investment discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that act.  Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements

Certain matters discussed in this news release are not historical facts but are "forward-looking statements" within the meaning of and are furnished pursuant to the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements.  Risks and uncertainties related to Green Bankshares’ business are discussed in Green Bankshares’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2010.  Risks and uncertainties related to Green Bankshares and NAFH include, but are not limited to, (1) the outcome of any legal proceedings that have been, or may in the future be, instituted against Green Bankshares and others related to NAFH's investment in Green Bankshares; (2) the amount of the costs, fees, expenses and charges related to the NAFH investment transaction; (3) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (4) continuation of the historically low short-term interest rate environment; (5) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (6) increased levels of non-performing and repossessed assets and the ability to resolve these may result in future losses; (7) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (8) rapid fluctuations or unanticipated changes in interest rates; (9) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy, (10) the results of regulatory examinations; (11) the remediation efforts related to Green Bankshares’ material weakness in its internal control over financial reporting; (12) increased competition with other financial institutions in the markets that GreenBank serves; (13) Green Bankshares recording a further valuation allowance related to its deferred tax asset; (14) further deterioration in the valuation of other real estate owned; (15) inability to comply with regulatory capital requirements and to secure any required regulatory approvals for capital actions to raise capital if necessary to comply with any regulatory capital requirements; and (16) the loss of key personnel.  Neither Green Bankshares nor NAFH undertakes any obligation to update forward-looking statements.

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